Exhibit 4.1

Exhibit 4.1

NUMBER SHARES C-

SEE RESTRICTIVE LEGENDS ON REVERSE SIDE OF CERTIFICATE

TRIUS THERAPEUTICS, INC.

Common Stock

THIS CERTIFIES THAT             is the record holder of              (            ) Shares of the Stock of TRIUS THERAPEUTICS, INC., a Delaware corporation, hereinafter designated the “Corporation,” transferable only on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed or assigned.

A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of shares of stock of the Corporation and upon holders thereof as established by the Certificate of Incorporation or by any Certificate of Designation of Preferences, and the number of shares constituting each series and the designations thereof, may be obtained by any stockholder upon request and without charge at the principal office of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused his Certificate to be signed by its duly authorized officers this             day of             , 200_.

Secretary President

EACH No C5 BARON CORPORATE SUPPLIES

For value Received hereby sell, assign and transfer unto Shares of the Common Stock of the within named Corporation, represented by the within Certificate and do hereby irrevocably constitute and appoint Attorney to transfer the said shares of said Common Stock on the books of the said Corporation, pursuant to the provisions of the By-Laws thereof, with full powers of substitution in the premises.

Dated A.D

In Presence of:

NOTICE: The signature to this assignment must strictly correspond with the name as written upon the face of the Certificate in every particular and without alteration or enlargement or any change whatever.